ARTICLES OF INCORPORATION

ARTICLE I

The name of this corporation is:

AMBITIOUS ENTERTAINMENT, INC.

ARTICLE II

The street address of this corporation's initial registered office, and the name of its initial registered agent at that office, is:

Ambitious Entertainment, Inc.
530 S 8th Street
Las Vegas, NV 89101

ARTICLE III

The name and address of this corporation's incorporator is:

Kirk Shaw
112 W 34th Street
17th Floor
New York, NY 10120

ARTICLE IV

The corporation shall have the authority to issue an aggregate of one hundred and fifty million (150,000,000) shares, par value $0.0001 per share.

The holders of the shares of capital stock of the corporation shall not be entitled to pre-emptive rights to subscribe to any unissued stock of any other securities which the corporation may now or hereafter be authorized to issue.

The corporation's capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.

The stockholders shall not possess cumulative voting rights at all shareholders meetings called for the purpose of electing a Board of Directors.

Common Stock Class, par value $0.0001 per share – one hundred and forty-nine million (149,000,000) shares authorized.

The preferences, limitations, voting powers and relative rights of the Common Stock are determined by the Board of Directors of these Amended and Restated Articles of Incorporation are as follows:

(a) Voting Rights.

(i) Except as otherwise provided in these Amended and Restated Articles, or except as required byapplicable law in the state of Nevada, the holders of Common Stock shall vote together as a single voting group on all matters submitted to a vote of this corporation's shareholders.

(ii) Except as otherwise expressly provided in these Amended and Restated Articles or required pursuant to NRS 78.350(1), each holder of Common Stock shall be entitled to 1 (one) vote for each share of Common Stock held as of the applicable record date on any matter that is submitted to a vote of the shareholders of this corporation (including, without limitation, any matter voted on at a shareholders' meeting).

(b) Dividends and Distributions. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, shares of Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any Distribution as may be declared by the Board of Directors from time to time with respect to the Common Stock, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, each voting separately as a separate voting group.

(c) Equal Status. Except as otherwise expressly provided in these Amended and Restated Articles or required by applicable law, shares of Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters. Without limiting the generality of the foregoing sentence, shares of Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed in respect of such shares to shareholders of this corporation, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, each voting separately as a separate voting group.

Series A Convertible Preferred Stock Class, par value $0.0001 per share – 1,000,000 shares authorized.

(a) Designation. The series of Preferred Stock created hereby shall be designated the Series A Convertible Preferred Stock (the "Series A Convertible Preferred Stock").

(b) Voting Rights.

(i) Except as otherwise provided in these Amended and Restated Articles, or except as required by applicable law in the state of Nevada, the holders of Series A Convertible Preferred Stock shall vote together as a single voting group on all matters submitted to a vote of this corporation's shareholders.

(ii) Except as otherwise expressly provided in these Amended and Restated Articles or required pursuant to NRS 78.350(1), each holder of Series A Convertible Preferred Stock shall be entitled to 1 (one) vote for each share of Series A Convertible Preferred Stock held as of the applicable record date on any matter that is submitted to a vote of the shareholders of this corporation (including, without limitation, any matter voted on at a shareholders' meeting).

ARTICLE V

The governing board of the corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such a manner as shall be provided by the Bylaws of this corporation, providing that the number of directors shall not be reduced to less than one (1). The Board of Directors shall be one (1) in number and the name and post office address of such Director is:

Kirk Shaw
112 W 34th Street
17th Floor
New York, NY 10120

ARTICLE VI

The liability of any director to this corporation for money damages for any action taken, or any failure to take any action, as a director, is eliminated, except liability for:

(A) The amount of financial benefit received by a director to which he is not entitled;
(B) An intentional infliction of harm on the corporation or shareholders;
(C) A violation of NRS 78.138; or
(D) An intentional violation of criminal law.

ARTICLE VII

Indemnification of any director for liability (as defined in NRS 78.7502) to any person for any action taken, or failure to take any action, as director, is obligatory, except liability for:

(A) Receipt of a financial benefit to which he is not entitled;
(B) An intentional infliction of harm on the corporation or shareholders;
(C) A violation of NRS 78.138; or
(D) An intentional violation of criminal law.

The Corporation shall indemnify a director or officer of the Corporation who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or office was a party because the director or officer is or was a director or officer of the Corporation against reasonable attorney fees and expenses incurred by the director or officer in connection with the proceeding. The Corporation may indemnify an individual made a party to a proceeding because the individual is or was a director, officer, employee or agent of the Corporation against liability if authorized in the specific case after determination, in the manner required by the board of directors, that indemnification of the director, officer, employee or agent, as the case may be, is permissible in the circumstances because the director, officer, employee or agent has met the standard of conduct set forth by the board of directors. The indemnification and advancement of attorney fees and expenses for directors, officers, employees and agents of the Corporation shall apply when such persons are serving at the Corporation's request while a director, officer, employee or agent of the Corporation, as the case may be, as a director, officer, partner, trustee, employee or agent of another foreign or domestic Corporation, partnership, joint venture, trust,

employee benefit plan or other enterprise, whether or not for profit, as well as in their official capacity with the Corporation. The Corporation also may pay for or reimburse the reasonable attorney fees and expenses incurred by a director, officer, employee or agent of the Corporation who is a party to a proceeding in advance of final disposition of the proceeding. The Corporation also may purchase and maintain insurance on behalf of an individual arising from the individual's status as a director, officer, employee or agent of the Corporation, whether or not the Corporation would have power to indemnify the individual against the same liability under the law. All references in these Amended and Restated Articles of Incorporation are deemed to include any amendment or successor thereto. Nothing contained in these Amended and Restated Articles of Incorporation shall limit or preclude the exercise of any right relating to indemnification or advance of attorney fees and expenses to any person who is or was a director, officer, employee or agent of the Corporation or the ability of the Corporation otherwise to indemnify or advance expenses to any such person by contract or in any other manner. If any word, clause or sentence of the foregoing provisions regarding indemnification or advancement of the attorney fees or expenses shall be held invalid as contrary to law or public policy, it shall be severable and the provisions remaining shall not be otherwise affected. All references in these Amended and Restated Articles of Incorporation to "director", "officer", "employee", and "agent" shall include the heirs, estates, executors, administrators and personal representatives of such persons.

ARTICLE VIII

The corporation is to have perpetual existence.

ARTICLE IX

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, or in any amendment hereto, or to add any provision to these Amended and Restated Articles of Incorporation or to any amendment hereto, in any manner now or hereafter prescribed or permitted by the provisions of any applicable statue of the State of Nevada, and all rights conferred upon shareholders in these Amended and Restated Articles of Incorporation or any amendment hereto are granted subject to this reservation.

ARTICLE X

Pursuant to NRS 78.120(2), the Board of Director(s) of the Corporation shall have power, without the assent or vote of the shareholders, to make, alter, amend or repeal the Bylaws of the Corporation, but the affirmative vote of a number of Directors equal to a majority of the number who would constitute a full Board of Director(s) at the time of such action shall be necessary to take any action for the making, alteration, amendment or repeal of the Bylaws.